Exhibit 4.7

LOTUS TECHNOLOGY INC.

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$50,000 divided into

5,000,000,000 Shares of a par value of US$0.00001 each consisting of
(i) 4,500,000,000 Ordinary Shares of a par value of US$0.00001 each, and

(ii) 500,000,000 Shares of a par value of US$0.00001 each of such class or classes
(however designated) as the Board of Directors may determine

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

EXECUTED for and on behalf of the Company on	by:

DIRECTOR